Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Record Second Quarter 2005 Results
Net Income Increased 58.5% on Sales Growth of 12.9%
July 28, 2005 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported the following financial results for its second quarter ended June 30, 2005:
•	Total revenues for the second quarter were $618.6 million, an increase of 12.9 percent, versus $547.7 million for the same period in 2004.

•	Second quarter net income grew 58.5 percent from $12.7 million in 2004 to $20.2 million in 2005. Earnings per diluted share were $0.72 for the second quarter 2005, compared to $0.48 for the same quarter in 2004.

•	Diluted weighted average shares outstanding for the second quarter of 2005 were 28.1 million compared to 26.6 million for the comparable 2004 period. The company completed an initial public offering (IPO) of 12,250,000 shares on June 22, 2005. The underwriters exercised their over-allotment option in full and purchased an additional 1,837,500 shares. The full dilutive effect of the 7,500,000 shares sold by the company is not reflected in the quarter because the shares were only outstanding for eight days in the period.

•	Gross margin percentage for the quarter ended June 30, 2005 was 25.1 percent, compared to 21.9 percent in the same quarter of 2004. The increase was primarily due to higher gross margins in the prefabricated components and the lumber and lumber sheet goods product categories.

•	During the quarter, the company reduced its long-term debt by $145.2 million utilizing proceeds from its initial public offering as well as cash generated from operations. Long-term debt was $365.0 million at June 30, 2005 down from $510.2 million at March 31, 2005.
“We achieved two milestones in Builders FirstSource history as we successfully completed our IPO and achieved record sales and net income in the second quarter,” said Floyd Sherman, Builders’ President and Chief Executive Officer. “Our double-digit sales growth was driven by favorable homebuilding activity across our geographic markets and strong market share growth partially offset by softening market pricing for lumber and lumber sheet goods.”
Charles Horn, Builders’ Chief Financial Officer, said, “During the second quarter, our net income grew 58.5 percent year-over-year despite a $3.0 million write-off of unamortized debt issuance costs. Favorable sales mix, higher sales volumes and the strength of our business model all contributed to our solid results.”
Non-GAAP Items
See accompanying financial schedules for reconciliation of GAAP financial measures to non-GAAP financial measures.
•	Second quarter 2005 pro forma net income was $23.0 million, a 66.7 percent increase over the second quarter of 2004. Pro forma net income per diluted share was $0.66 in the second quarter of 2005 compared to $0.40 in the prior year quarter. The calculation of pro forma net income per diluted share assumes shares associated with the IPO were issued and the net proceeds were used to repay debt at the beginning of the respective periods.

•	EBITDA for the second quarter was $50.7 million, a 61.2 percent increase year-over-year.
Outlook
Commenting on the company’s outlook, Mr. Sherman said, “The current outlook for homebuilding activity continues to suggest favorable market opportunities for Builders. We believe year-over-year sales growth for the second half of 2005 will primarily be driven by market share gains and strong customer demand for our prefabricated components product offering. We expect market prices for lumber and lumber sheet goods to remain at the current lower levels for the remainder of 2005.” Mr. Sherman concluded, “Our operating strategy will continue to focus on increasing market share and improving our operating leverage as well as continued expansion of our manufacturing capacity to meet customer demand.”
Conference Call
Builders FirstSource will host a conference call today at 11:00 a.m. Eastern Daylight Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-905-0392 for U.S. dialers and 785-832-1523 for international dialers. A replay of the call will be available two hours after the completion of the call through August 4, 2005. To access the replay, please dial 888-203-1112 for U.S. dialers and 719-457-0820 for international dialers. Please refer to confirmation code 4333553. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 62 distribution centers and 50 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Use of Non-GAAP Financial Measures

This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as pro forma net income per share, EBITDA and adjusted EBITDA provides investors with an alternative method for assessing our operating results in a manner that enables investors to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing the company’s future earnings expectations. Our management uses these non-GAAP measures for the same purposes. The non-GAAP measures included in this release are provided to give investors access to the types of measures that we use in analyzing our results.
Pro forma net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe this measure enables management and investors to more thoroughly evaluate our current performance as compared to past performance and provides a better baseline for assessing the company’s future earnings expectations. However, this measure does not provide a complete picture of our operations. Therefore, net income per share on both a GAAP and non-GAAP basis may need to be considered to get a comprehensive view of our results.
EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.
Builders FirstSource’s calculation of pro forma net income per share, EBITDA and adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile pro forma net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.
Forward-looking Statements
This press release and the schedules hereto include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements which are not purely historical facts, including statements about anticipated financial results, industry trends, future business prospects or other statements about beliefs, expectations, hopes, intentions or strategies for the future, are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Any forward-looking statements are subject to risks and uncertainties, many of which are beyond our control that could cause actual events or results to differ materially from the events or results described or implied in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to us on the date of this press release. Builders FirstSource undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in information, future events or otherwise. Further information regarding factors, risks and uncertainties that could affect our financial and other results can be found in the risk factors section of our Form S-1 (File No. 333-122788) declared effective by the Securities and Exchange Commission on June 22, 2005 and in other reports filed by us with the Securities and Exchange Commission. Consequently, all forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained therein.
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Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Sales	$618,600	$547,704	$1,127,942	$977,058
Cost of Sales	463,097	427,522	851,504	761,099

Gross margin	155,503	120,182	276,438	215,959
Selling, general and administrative expenses	109,532	93,535	206,434	176,048
Stock compensation expense	—	—	36,364	437

Income from operations	45,971	26,647	33,640	39,474
Interest expense	12,303	5,958	31,507	12,464

Income from continuing operations before income taxes	33,668	20,689	2,133	27,010
Income tax expense	13,507	7,966	832	10,399

Income from continuing operations	20,161	12,723	1,301	16,611
Income from discontinued operations (net of income tax expense of $133 in 2004)	—	—	—	246

Net income	$20,161	$12,723	$1,301	$16,857

Basic net income per share:
Income from continuing operations	$0.78	$0.51	$0.05	$0.66
Income from discontinued operations	—	—	—	0.01

Net income	$0.78	$0.51	$0.05	$0.67

Diluted net income per share:
Income from continuing operations	$0.72	$0.48	$0.05	$0.64
Income from discontinued operations	—	—	—	0.01

Net income	$0.72	$0.48	$0.05	$0.65

Weighted average common shares outstanding:
Basic	25,891	25,125	25,522	25,131

Diluted	28,117	26,575	26,641	26,104

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
	(unaudited)
	(in thousands, except
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$3,959	$50,628
Accounts receivable, less allowances of $7,592 and $6,318, respectively	270,167	223,242
Inventories	154,987	137,858
Other current assets	26,403	21,851

Total current assets	455,516	433,579
Property, plant and equipment, net	94,287	87,486
Goodwill	163,030	163,030
Other assets, net	19,282	12,916

Total assets	$732,115	$697,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,510	$94,378
Accrued liabilities	79,610	58,883
Current maturities of long-term debt	—	1,688

Total current liabilities	227,120	154,949
Long-term debt, net of current maturities	365,000	311,792
Other long-term liabilities	20,403	19,380

	612,523	486,121
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 32,661 and 25,148 shares issued and outstanding, respectively	326	251
Additional paid-in capital	108,956	160,213
Unearned compensation	(60)	—
Retained earnings	10,754	50,426
Accumulated other comprehensive loss	(384)	—

Total shareholders’ equity	119,592	210,890

Total liabilities and shareholders’ equity	$732,115	$697,011

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)

Reconciliation to Pro Forma Net Income and Net Income per Share:

Net income	$20,161	$12,723	$1,301	$16,857

Reconciling items:
Stock compensation expense	—	—	36,364	437
Write-off of unamortized debt issuance costs	2,994	—	10,293	2,182
Financing costs incurred and expensed in conjunction with the February 11, 2005 refinancing	—	—	2,425	—
Termination penalty resulting from prepayment of term loan under prior credit facilities	—	—	1,700	—
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the respective periods	1,518	1,685	3,319	3,301
Tax effect of reconciling items at 38.0%	(1,715)	(640)	(20,558)	(2,250)

Pro forma net income	$22,958	$13,768	$34,844	$20,527

Weighted average shares outstanding:
Diluted shares	28,117	26,575	26,641	26,104
Incremental shares for stock options(1)	—	—	1,123	—
Incremental shares for IPO(2)	6,759	7,500	7,127	7,500

Pro forma diluted shares	34,876	34,075	34,891	33,604

Pro forma net income per share — diluted	$0.66	$0.40	$1.00	$0.61

Reconcilation to EBITDA and adjusted EBITDA:

Net income	$20,161	$12,723	$1,301	$16,857
Reconciling items:
Depreciation and amortization expense	4,763	4,816	9,475	9,639
Interest expense	12,303	5,958	31,507	12,464
Income tax expense	13,507	7,966	832	10,399

EBITDA	50,734	31,463	43,115	49,359

Add: stock compensation expense	—	—	36,364	437

Adjusted EBITDA	$50,734	$31,463	$79,479	$49,796

(1)	Represents incremental shares for stock options that were excluded in the calculation of earnings per share for the three months ended March 31, 2005 because their effect would have been anti-dilutive.

(2)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the respective periods.